SPARK ENERGY, INC. ANNOUNCES FOURTH QUARTER DIVIDEND
HOUSTON, February 17, 2014 – Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (the "Company"), today announced that its Board of Directors has declared a quarterly cash dividend for the fourth quarter of 2014 in the amount of $0.3625 per share of Class A common stock. This amount represents an annualized dividend of $1.45, which is consistent with the targeted annual dividend set forth in the Company’s prospectus in connection with its initial public offering. The dividend will be paid on March 16, 2015 to holders of record of the Class A common stock on March 2, 2015.

About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 46 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs, green products, and potential cost savings.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151

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